EXHIBIT 10.31

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 2nd day of February, 2004, by and between Alion Science and Technology Corporation, a Delaware corporation (the “Company”) and James C. Fontana (the “Employee”).

     WHEREAS, the Company and Employee desire to enter into this Agreement as of the date hereof and no other agreement concerning employment,except as provided in the Employee’s Offer of Employment, dated January 15, 2004 (the “Offer Letter”), attached hereto and incorporated herein by reference.

     NOW THEREFORE, in consideration of the foregoing recitals and mutual promises and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

     1. Employment. Upon the terms and subject to the conditions contained herein, the Company hereby employs the Employee as Senior Vice President, and General Counsel and Secretary, at will and terminable by either party at any time for any reason, with or without prior notice, subject to the terms and provisions of this Agreement.

     3. Compensation. The Employee’s salary (“Annual Base Salary”)and benefits shall be as set forth in the Offer Letterinitial base salary during the term of this Agreement shall be Two Hundred and Twenty Five Thousand Dollars and No/100 Cents ($225,000.00) per annum (“Annual Base Salary”). Commencing with the Company’s first performance review cycle after the effective date of employment, the Employee shall participate in the Company’s annual performance review process, at which time the Company may at its sole discretion increase annual base salary as deemed appropriate by the Company, which shall become the new Annual Base Salary when effective.

     4. Term. Unless terminated or extended in accordance with the provisions hereof, the term of this agreement shall commence on the Effective Date and end the second anniversary of the Effective Date (“Term”).

     Nondisclosure of Proprietary Company Information. During the term of this Agreement and for a period of two (2) years thereafter, Employee agrees: (a) to treat all Company Proprietary Information in a secret and confidential manner, take all reasonable steps to maintain such secrecy, and comply with all applicable procedures established by the Company with respect to maintaining the secrecy and confidentiality of Company Proprietary Information; (b) to use Company Proprietary Information only as necessary and proper in the performance of Employee’s duties as an employee of the Company; and (c) except as required in this Section, to not directly or indirectly, without the written consent of the Company, reproduce, copy, disseminate, publish, disclose, provide or otherwise make available to any person, firm, corporation, agency or other entity, any Company Proprietary Information. Under no circumstances shall Employee use, directly or indirectly, any such Company Proprietary Information for his or her personal gain or profit.

     5. Change of Control Benefits.

          A. In the event of a Change of Control, as defined herein below, if the Employee meets the Eligibility Requirements set forth in section 6 below, the Company’s successor or assign shall pay Employee, in lieu of severance benefits, a lump sum amount equal to the amount of Employee’s Annual Base Salary as of the date of the Change of Control.

          B. In addition to the salary benefits provided in Section 5A, Employee shall have continued eligibility to participate, for a period of one (1) year from the Termination Date as defined herein (the “Post Termination Period”) ,in the Company’s successor’s or assigns’ insured welfare benefit plans and policies (including, without limitation, health, dental, vision, disability and term life insurance benefits) at the same level of employee cost and at the same level of coverage provided to Employee as of the Termination Date, it being understood that the Company’s successor or assign has and reserves the right to amend, modify or replace such plans or policies to provide substantially similar insured coverage during the Post Termination Period. For purposes of the Company’s successor or assigns welfare benefit plans and policies subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employee’s “qualifying event” for COBRA purposes shall be the Termination Date.(The salary and other benefits specified in Sections 5A and B hereof are collectively referred to as the “Severance Benefits”). Employee shall enjoy continued entitlement to such other accrued or earned and vested benefits provided under the Company’s successor’s or assign’s plans, programs, policies and practices as of the Termination Date.C. Notwithstanding any other provision under this Agreement, Employee shall not be entitled to receive the Severance Benefits in the event that: (i) the Company’s successor or assign (or any of its respective affiliates) terminates Employee’s employment for Cause (as defined in Section 5D below); (ii) Employee dies (in which case the terms of Section 5E below shall apply); (iii) Employee is determined to be totally and permanently disabled (in which case the terms of Section 5E shall apply); or (iv) Employee resigns other than for Good Reason. In any such event, Employee, in addition to any benefits payable in accordance with this Agreement, shall be entitled only to his salary and benefits accrued or earned and vested under other plans, programs, policies, practices and coverages of the Company’s successor or assign (or any of its respective affiliates).

          D. For purposes of this Agreement, “Cause” is defined as the occurrence of one of the following: (i) the Employee’s breach of any material provision of this Agreement; (ii) any act, failure to act, series of acts or failures to act, or course of conduct of Employee constituting reckless, willful, or criminal misconduct in the performance of duties specified in this Agreement; (iii) any failure to perform, or gross negligence or incompetence in the performance of, the duties specified in this Agreement; or (iv) the Employee’s commission of a crime involving conversion, misappropriation, larceny, theft, fraud, dishonesty, embezzlement, moral turpitude or any other felony, regardless of whether such crime involves the Company. Following an initial determination by the President that Cause exists, the President shall provide Employee with written notice of the details of the alleged Cause and opportunity to a hearing before the Chairman of the Board of Directors to contest the validity of the initial determination. The President, with the concurrence of the Chairman of the Board of Directors, shall thereafter make a final determination as to whether Cause exists.

          E. In the event of Employee’s death or total disability (as defined in the Company’s long term disability insurance plan) at any time the Employee is entitled to benefits under this Section 5, the Company shall pay to Employee’s heir or personal representatives, as the case may be, six (6) monthly payments, each equal to one-twelfth (1/12) of Employee’s then-current salary, commencing with the first calendar month after termination. In the event of the Employee’s total disability at any time the Employee is entitled to benefits under this Section 5, the Company shall pay to Employee six (6) monthly payments, each equal to one-twelfth (1/12) of Employee’s then-current salary less any payments under the Company’s long term disability insurance plan that Employee receives or is entitled to receive in each such month, commencing with the first calendar month after termination.

6.	Eligibility for Change of Control Benefits. If Employee terminates employment with any successor or assign (or any of their respective affiliates) of the Company at any time during the twenty four (24) month period beginning on the effective date of a Change in Control (the “Protection Period”), he shall be entitled to the Change of Control Benefits described in Section 5. If during the Protection Period, Employee terminates his employment for Good Reason (as defined below) by delivering to the successor or assign of the Company (or its respective affiliate), as applicable, each no later than thirty (30) days after learning of the occurrence of an event constituting Good Reason: (i) a Preliminary Notice of Good Reason (as defined below); and (ii) a Notice of Termination (as defined below); Employee shall have the right, in his sole and reasonable discretion, to receive Change of Control Benefits. For purposes of this Agreement, the following terms shall have the respective meanings:

          A. “Good Reason” shall only result upon the occurrence, without Employee’s prior written consent, of one or more of the following events, as determined by Employee in good faith, during the Protection Period: (i) Employee’s authority or responsibility has materially diminished as compared to

Employee’s authority and responsibility in effect immediately prior to a Change in Control; (ii) Employee has been assigned permanent duties inconsistent with his position, responsibility and status with the Company immediately prior to the Protection Period; (iii) there has been an adverse change in Employee’s title or office as in effect immediately prior to the Protection Period; (iv) Employee’s base pay or incentive compensation has been reduced; or (v) Employee’s principal work location is more than ten (10) miles away from the principal work location as immediately prior to the Protection Period; provided, however, that “Good Reason” shall not include (x) acts not taken in bad faith that are cured by the Company’s successor or assign in all respects, including without limitation restoration of all back pay and incentive compensation through the Termination Date, not later than thirty (30) days from the date of receipt by the successor or assign of the Company (or its respective affiliate), as applicable, of a written notice from Employee identifying in reasonable detail the act or acts constituting “Good Reason” in a “Preliminary Notice of Good Reason”, or (y) acts for which Employee does not provide a Preliminary Notice of Good Reason within thirty (30) days of learning of the occurrence of the event constituting Good Reason.

          B. “Notice of Termination” shall mean a notice that indicates in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.

          C. “Termination Date” shall mean the date specified in the Notice of Termination for termination of Employee’s employment under this Agreement.

     7. Change in Control. For the purposes of this Agreement, a “Change of Control” shall mean and shall be effective upon the closing date of: (i) the dissolution or liquidation of the Company; (ii) the merger or consolidation of the Company with any other corporation, foundation, association or other entity which results in the Company’s shareholders owning less than 51% of the resulting merged or consolidated entity; (iii) the amendment of the Company’s corporate documents to grant a party other than the Company’s Employee Stock Ownership Plan, the right to designate, elect or remove a majority of the Company’s voting directors; or (iv) the transfer to another corporation, foundation, association or other entity in a sale, lease, exchange or other similar transfer (in a single transaction or in a series of related transactions) of all or substantially all of the assets of the Company.

     8. Indemnification. The Company shall indemnify, defend, hold and save Employee, his heirs, administrators or executors harmless from any and all actions and causes of actions, claims, demands, liabilities, losses, costs, damages or expenses of whatsoever kind of nature, including judgments, interest and attorney’s fees, that Employee, his heirs, administrators or executors may sustain or incur subsequent to the date of this Agreement or become subject to by reason of any claim or claims, resulting from Employee’s execution of the terms and conditions of this Agreement, except for Employee’s fraudulent or criminal acts or omissions or gross negligence except as prohibited by applicable law.

     9. Miscellaneous.

          A. Any notices required by this Agreement shall: (i) be delivered by messenger or made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so delivered or mailed; and (iii) in the case of the Company, be delivered or mailed to its office at 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102-4213, Attn: Chief Executive Officer, or in the case of the Employee, be mailed to the last home address that the Employee has given to the Company.

          B. The obligations and duties of the Employee under this Agreement are personal and not assignable. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributes, heirs, and legatees.If any term or provision of this Agreement is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining terms or provisions hereof, and each such remaining term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

          C. If any dispute arises under this Agreement, such dispute shall be referred to a panel of three (3) arbitrators for resolution. The three-arbitrator panel shall be selected as follows: the Company will designate one arbitrator, the Employee will designate one arbitrator, and the two designees will mutually select the third. The American Arbitration Association’s Voluntary Labor Arbitration Rules shall govern procedures for the arbitration, unless the three arbitrators unanimously agree to adopt a different rule or rules. The arbitration shall occur in the the City of McLean, Virginia. Notwithstanding the foregoing, and specifically in the event of a dispute over the Employee’s termination by the Company, Employee may, at his or her option, elect to have a court rather than an arbitrator resolve the dispute.

          D This Agreement may be altered, amended or modified only by written agreement signed by both the Employee and the Company. No oral modification of this Agreement, or of any part of this Agreement including this paragraph, shall have any force or effect. No waiver by either of such parties of their rights under this Agreement shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

          E. In any action or claim brought by either party against the other under or pursuant to this Agreement, the substantially prevailing party shall be entitled to an award of all actual attorney’s fees, costs and expenses incurred by the substantially prevailing party.

          F. This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreement(s) between the Company and Employee relating to the subject matter contained herein. This Agreement shall not be modified or waived except by written instrument signed by the parties.

          G. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Virginia.

ALION SCIENCE AND TECHNOLOGY CORPORATION

By:	/s/	Katherine C. Madaleno

Name:		Katherine C. Madaleno

Title:		Corporate Vice President
Director Human Resources

EMPLOYEE

By:	/s/	James Fontana

Name:		James Fontana

Title:		Senior Vice President, General Counsel
and Corporate Secretary